                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Stockholders of Cyrk, Inc.:

We consent to the incorporation by reference in the registration statements of Cyrk, Inc. and subsidiaries on Form S-3 (File Nos. 33-64501 and 33-56863) and Form S-8 (File Nos. 33-75194, 33-89534 and 333-45655) of our report dated February 11, 1999 except as to the information presented in Note 15, for which the date is March 10, 1999, on our audits of the consolidated financial statements and the financial statement schedule of Cyrk, Inc. and subsidiaries as of December 31, 1998 and 1997, and for the three years ended December 31, 1998, which report is included in this Annual Report on Form 10-K.

                                               PricewaterhouseCoopers LLP


Boston, Massachusetts
March 30, 1999